EXHIBIT 99.1

NEWS RELEASE

100 Bayview Circle, Suite 6000

Newport Beach, CA 92660-8915

(949) 255-8700

Contact:	Bernard J. Pitz
Chief Financial Officer
Phone: (949) 255-8700

For Immediate Release

SYBRON DENTAL SPECIALTIES, INC. CHANGES DATE OF FOURTH QUARTER FISCAL

2005 EARNINGS REPORT AND ANNOUNCES PRELIMINARY FINANCIAL RESULTS

Newport Beach, CA (November 14, 2005): Sybron Dental Specialties, Inc. (NYSE: SYD), a leading manufacturer of a broad range of value-added products for the professional dental market and the specialty markets of orthodontics, endodontics, and implantology, today announced that it has changed the date that it will issue its fourth quarter fiscal 2005 earnings release to Monday, December 12, 2005, with a conference call and webcast to be held on Tuesday, December 13, 2005 at 10:00 a.m. Pacific time / 1:00 p.m. Eastern time. The Company will provide, in advance of the conference call, the information needed to access the call.

The change in the date of the fourth quarter fiscal 2005 earnings announcement is primarily attributable to additional time required for the Company to finalize its year-end tax provision. Sybron anticipates recording a credit to tax expense that will positively impact earnings per share in the fourth quarter of fiscal 2005. The credit will be partially offset by a non-cash charge relating to the impairment of several intangible assets associated with non-strategic products generating minimal revenue for the Company.

Sybron also announced preliminary financial results for the fourth quarter of fiscal 2005. Sybron expects total revenue for the fourth quarter of fiscal 2005 to range between $169 million and $171 million, with internal net sales growth of 11%-12%. The Company also expects fourth quarter fiscal 2005 fully diluted earnings per share to range between $0.50 and $0.54.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including those dealing with the Company’s projected fourth quarter fiscal 2005 revenue, internal net sales growth, earnings per share, tax expense, and intangible asset valuation are based on the Company’s current expectations. Our actual results may differ materially from those currently expected due to a number of factors, including the discovery of new information affecting the Company’s earnings for the fourth fiscal quarter, including but not limited to, information affecting the Company’s tax expense, the value of its intangible assets, and the level of its net sales. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

BUSINESS DESCRIPTION

Sybron Dental Specialties and its subsidiaries are leading manufacturers of both a broad range of value-added products for the dental profession, including the specialty markets of orthodontics, endodontics and implantology, and a variety of infection prevention products for use by the medical profession.